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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2001

ASCENTIAL SOFTWARE CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware	0-15325	94-3011736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Washington Street, Westborough, Massachusetts 01581
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (508) 366-3888

INFORMIX CORPORATION*
(Former name or former address, if changed since last report)

*
On July 2, 2001, the day after the date of the earliest event reported herein, the Registrant amended its Restated Certificate of Incorporation to change its name from Informix Corporation to Ascential Software Corporation.

ITEM 2. DISPOSITION OF ASSETS

    On July 1, 2001, Informix Corporation, a Delaware corporation (the "Company"), completed the initial closing of the sale of substantially all of its assets related to its relational database management systems business to International Business Machines Corporation, a New York corporation ("IBM"), for approximately $990 million in cash (the "Asset Sale"). $100 million of the sale proceeds was retained by IBM as a holdback to satisfy any indemnification claims that may be brought by IBM and certain other indemnified persons. The remaining closings will occur upon satisfaction or waiver of the applicable closing conditions at which time the remaining approximately $10 million of the $1.0 billion total purchase price will be paid.

    The Asset Sale occurred pursuant to the terms of a Master Purchase Agreement among the Company, Informix Software, Inc., a Delaware corporation ("Informix Software"), and IBM, dated as of April 24, 2001 (the "Master Purchase Agreement"), following the satisfaction or waiver of various customary closing conditions including approval by the Company's stockholders, expiration of the applicable waiting periods under domestic and foreign antitrust regulatory schemes, and the receipt of certain third-party consents. The assets sold included the Company's research, development, manufacture, distribution, marketing, sale and service of relational database management systems that are commonly used as database engines for data warehousing systems and transaction processing systems (commonly referred to in the industry as RDBMS). In connection with the Asset Sale, the Company paid IBM an amount equal to 18% of certain deferred revenues arising from the database business set forth on the database business December 31, 2000 balance sheet for which the Company, Informix Software or any of the other selling subsidiaries had previously received payment on or prior to December 31, 2000. In conjunction with the Asset Sale, IBM assumed certain liabilities related to the database businesses in the countries included in the initial closing, which were primarily current liabilities and future obligations under assigned contracts.

    On May 10, 2001, the Company filed a definitive proxy statement on Schedule 14A (the "Proxy Statement") with the Securities and Exchange Commission (the "Commission"). Pro forma financial information giving effect to the Asset Sale and the Company's operations through December 31, 2000, was included in the Proxy Statement.

    The Company retains its information asset management business (the "Ascential Business"). In order to reflect the change in its business structure as a result of the Asset Sale, the Company sought and received stockholder approval to change its name to "Ascential Software Corporation." This name change became effective on July 2, 2001.

    The foregoing description is qualified in its entirety by reference to the Master Purchase Agreement, which agreement is incorporated herein by reference. The schedules to the Master Purchase Agreement have not been filed with the Commission. The Company will furnish a copy of the schedules to the Commission upon request.

    Section 9.8 of the Master Purchase Agreement was modified by a closing agreement, dated as of July 1, 2001, among the Company, Informix Software and IBM. Section 2.2 of the closing agreement provides as follows: "Subject to and in accordance with Section 9.8 of the Master Purchase Agreement, any value added tax (VAT); goods and services tax (GST) or similar Tax for which a payor is or will become entitled to a corresponding refund or credit shall be paid by IBM; provided, that, as soon as practicable, and in any case, no later than 10 days, following such payment by IBM, the Company and Informix Software shall pay an amount equal to 6% per annum of such amount in cash to IBM calculated over a thirty-day period; provided, further, that on the first date on which the Company and Informix Software make a payment to IBM pursuant to the immediately preceding proviso to this Section 2.2, the Company and Informix Software shall make an additional payment to IBM of $3,000."

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

  (a)
  Not applicable

  (b)
  Not applicable

  (c)
  The following exhibit is filed as a part of this Report:

  2.1
  Master Purchase Agreement by and among the Company, Informix Software and IBM previously filed under and hereby incorporated by reference to the Proxy Statement.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENTIAL SOFTWARE CORPORATION
(Registrant)

By:	/s/ PETER GYENES Peter Gyenes President, Chief Executive Officer and Chairman of the Board of Directors

Dated: July 10, 2001

EXHIBIT INDEX

2.1	Master Purchase Agreement by and among the Company, Informix Software and IBM previously filed under and hereby incorporated by reference to the Proxy Statement.

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  ITEM 2. DISPOSITION OF ASSETS
  ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURES